UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

    Sven B. Karlen, Jr.
    Two International Place, 24th Floor
    Boston, MA 02110

2.  Issuer Name and Ticker or Trading Symbol

    ELXSI Corporation
    ELXSI

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    10/96

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)
    ( ) Director  (X) 10% Owner  ( ) Officer (give title below)
    ( ) Other (specify below) ( )

7.  Individual or Joint/Group Filing (check Applicable Line)
      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person



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
                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
---------------------------------------------------------------------------------------------------------------------------------
   Common Stock       10/31/96        P                  5,000   A      5.1250          494,500(1)    (I)             General
                                                                                                                      partner of
                                                                                                                      investment
                                                                                                                      partnership
                                                                                                                      and
                                                                                                                      investment
                                                                                                                      manager of
                                                                                                                      managed
                                                                                                                      accounts.


                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
NOT APPLICABLE
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|


                                2



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
|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|


(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.


          /s/ Sven B. Karlen, Jr. November 19, 1998
          _______________________ _________________
              Sven B. Karlen, Jr. Date

**Signature of
  Reporting Person

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

















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